Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Investor Relations:	Charlotte, NC 28217-4578
Paul Gifford +1 704 423 5517	Tel: 704 423 7000
Fax: 704 423 7002
For Immediate Release	www.goodrich.com
Goodrich Announces 41 Percent Increase in Fourth Quarter 2010 Net Income per Diluted Share, Increases Outlook for Full Year 2011 Net Income per Diluted Share to $5.30 — $5.45
•	Fourth quarter 2010 net income per diluted share of $1.16 increased 41 percent compared to fourth quarter 2009 net income per diluted share of $0.82.
•	Fourth quarter 2010 sales grew 10 percent to $1,806 million, compared to fourth quarter 2009 sales of $1,642 million.
•
Full year 2011 outlook for net income per diluted share increased to $5.30 — $5.45. Sales outlook remains at $7.7 — $7.8 billion. No change to the outlook for net cash provided by operating activities, minus capital expenditures, which is expected to exceed 85 percent of net income.

CHARLOTTE, N.C., February 3, 2011 — Goodrich Corporation (NYSE: GR) announced results today for the fourth quarter and full year 2010, and updated its full year outlook for 2011.
Commenting on the company’s performance and its 2011 outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “With very strong fourth quarter 2010 performance, we closed out a solid 2010 with a dramatic improvement over 2009. During the year our sales increased each quarter, providing us with a strong growth trajectory as we enter 2011. During the fourth quarter, we experienced commercial aftermarket sales growth of 12 percent, compared to the fourth quarter 2009, and overall sales growth of 10 percent. This strong sales growth was outpaced by excellent growth in net income per diluted share of 41 percent during the fourth quarter 2010.
“We believe these strong growth trends will continue in 2011, and we expect significant sales growth for each of our major market channels. Based on the recent improvements in airline capacity trends, improving airline profitability, and increasing demand trends for our commercial aftermarket products late in the fourth quarter, we are raising our sales growth expectations for commercial aftermarket sales to a range of 7 — 9 percent for 2011, compared to 2010.

“Overall, we expect sales to grow about 11 percent, which would provide us with record sales of $7.7 — $7.8 billion in 2011. Our increased expectations for commercial aftermarket sales were largely offset by decreased growth expectations for large commercial airplane original equipment sales, which we now expect to grow about 15 percent. This adjustment is primarily a result of the slide in expected 787 deliveries recently announced by Boeing.
“This strong sales growth should result in even better growth in net income per diluted share. Largely driven by the increased expectations for commercial aftermarket sales and lower pension expense, we now expect 2011 net income per diluted share to be in the range of $5.30 — $5.45, a growth rate of 18 — 21 percent, compared to 2010.”
Fourth Quarter 2010 Results
Goodrich reported fourth quarter net income of $148 million, or $1.16 per diluted share, on sales of $1,806 million. In the fourth quarter 2009, the company reported net income of $105 million, or $0.82 per diluted share, on sales of $1,642 million.
For the fourth quarter 2010 compared with the fourth quarter 2009, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 2 percent,
•
Regional, business and general aviation airplane original equipment sales increased by 52 percent, including sales associated with the recent acquisition of DeCrane’s cabin management assets. Organic growth in this market channel was approximately 21 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales increased by 12 percent. Sequentially, commercial aftermarket sales were 2 percent lower than the third quarter 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 9 percent, including organic growth of about 2 percent.
The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, continued success on cost containment initiatives, a lower effective tax rate and favorable changes in estimates for certain long-term contracts, partially offset by a charge for costs associated with the early retirement of debt. Several of these factors are noted below:
•
The fourth quarter 2010 results included pre-tax debt redemption costs of approximately $35 million, $22 million after-tax or $0.17 per diluted share. There were no similar charges during the fourth quarter 2009.

•
The company reported an effective tax rate of 8.5 percent for the fourth quarter 2010, compared to an effective tax rate of 29.5 percent during the fourth quarter 2009. The fourth quarter 2010 tax rate includes a previously announced tax benefit of approximately $0.18 per diluted share related to a settlement with the California Franchise Tax Board concerning issues related to Goodrich and Rohr for all tax years through 2001 and approximately $0.11 per diluted share for the full year 2010 benefit of the R&D tax credit, which was renewed by the U.S. Congress in late 2010.

•
The fourth quarter 2010 results included higher pre-tax income of $8 million, $5 million after-tax or $0.04 per diluted share, related to the changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the fourth quarter 2009. Total changes in estimates for the fourth quarter 2010 were $27 million, pre-tax. Changes in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•
The fourth quarter 2010 included total pre-tax restructuring charges of $7 million, $4 million after tax, or $0.03 per diluted share, compared to the fourth quarter 2009 total pre-tax restructuring charges of $6 million, $4 million after tax, or $0.03 per diluted share.

Net cash provided by operating activities, minus capital expenditures, for the fourth quarter 2010 was a use of cash of $114 million, a decrease of $290 million from the same period in 2009. The lower cash flow was due primarily to higher incremental pension plan contributions in the fourth quarter 2010, as previously disclosed. During the fourth quarter 2010, Goodrich contributed $313 million to its worldwide pension plans, compared to contributions of $64 million during the fourth quarter 2009. Capital expenditures were $123 million in the fourth quarter 2010, compared with capital expenditures of $54 million in the fourth quarter 2009.
Full Year 2010 Results
For the full year of 2010, the company reported income from continuing operations of $577 million, or $4.50 per diluted share, on sales of $6,967 million, compared to income from continuing operations of $563 million, or $4.43 per diluted share, on sales of $6,686 million for the full year of 2009.
For the full year of 2010 compared with the full year of 2009, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 4 percent,
•
Regional, business and general aviation airplane original equipment sales increased by 2 percent, including sales associated with the acquisition of DeCrane’s cabin management assets. Organically, sales in this market channel fell by approximately 5 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales were approximately flat, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 11 percent, including organic growth of about 3 percent.
The increase in income from continuing operations is attributable primarily to the impact of higher overall sales, continued success on cost containment initiatives, increased favorable changes in estimates on certain long-term contracts and several other factors, which were partially offset by a higher effective tax rate. Some of these factors are noted below:
•
The full year of 2010 results included higher pre-tax income of $53 million, $33 million after-tax or $0.26 per diluted share, related to changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the full year of 2009. Total changes in estimates for the full year of 2010 were $98 million, pre-tax. Changes in both periods were related primarily to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•	The full year of 2010 results included pre-tax debt redemption costs of approximately $35 million, $22 million after-tax or $0.17 per diluted share. There were no similar charges during 2009.
•
The full year of 2010 included higher corporate general and administrative pre-tax expenses of $29 million, $18 million after-tax or $0.14 per diluted share, compared to the full year of 2009. The higher expenses were related primarily to higher incentive compensation expense, unfavorable foreign exchange impacts and higher medical costs.

•	The company reported an effective tax rate of 27.4 percent for the full year of 2010, compared to an effective tax rate of 26.5 percent for the full year of 2009.
For the full year of 2010, the company reported net income of $579 million, or $4.51 per diluted share, on sales of $6,967 million, compared to the full year of 2009 net income of $597 million, or $4.70 per diluted share, on sales of $6,686 million. The full year of 2009 results included after-tax income from discontinued operations totaling $35 million, or $0.27 per diluted share, primarily associated with resolution of a past environmental claim. There were no significant items related to discontinued operations during the full year of 2010.
Net cash provided by operating activities, minus capital expenditures, for the full year of 2010 was $292 million, a decrease of $196 million from the same period in 2009. During the full year of 2010, Goodrich contributed $444 million to its worldwide pension plans, compared to contributions of $238 million in the full year of 2009. Capital expenditures were $222 million in the full year of 2010, compared with capital expenditures of $169 million in the full year of 2009.

Business Highlights
•
On December 17, 2010, Goodrich announced that it had begun environmental testing of ORS-1, the first satellite in the Operationally Responsive Space program designed to support Combatant Command operations. The testing will validate satellite performance in a test-as-you-fly environment.

•
On December 13, 2010, Goodrich announced that it has signed a 10-year nacelle services agreement with Air Arabia for support of nacelles and thrust reversers in the airline’s fleet of more than 50 Airbus A320 aircraft powered by CFM56-5B engines.

•
On November 18, 2010, Goodrich announced that it has been selected by Airbus to provide the main landing gear for the -1000 variant of the A350 XWB aircraft. The contract is expected to generate more than $2 billion in original equipment and aftermarket revenue for Goodrich over the life of the program.

•
On November 3, 2010, Goodrich announced that it has received a production contract from Lockheed Martin to supply 160 pylons for the U.S. Air Force C-5 Galaxy strategic airlifter Reliability Enhancement and Re-engining Program (RERP). Goodrich content is expected to generate $300 million in revenue for the additional 40 C-5B/C aircraft planned to be upgraded in the RERP, excluding any aftermarket revenue.

2011 Outlook
The company’s 2011 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2011, compared with the full year 2010 outlook, include:
•
Large commercial airplane original equipment sales are expected to increase by about 15 percent. This outlook assumes all announced production rate increases are implemented, and Boeing 787 and 747-8 deliveries are consistent with the latest schedule announced by Boeing,

•
Regional, business and general aviation airplane original equipment sales are expected to grow by about 30 percent, including incremental sales associated with the DeCrane acquisition. Excluding the sales from the DeCrane acquisition, sales would be expected to increase by about 6 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 7 — 9 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 7 — 9 percent.
The company’s full year 2011 sales expectations are unchanged at approximately $7.7 — $7.8 billion, representing growth of about 11 percent from the full year 2010 results. Organic growth is expected to be approximately 8 — 9 percent. The outlook for 2011 net income per diluted share has been increased to a range of $5.30 — $5.45, an increase of 18 — 21 percent compared to 2010 net income per diluted share.

The sales and net income outlook for 2011 does not include the impact of potential acquisitions or divestitures or potential restructuring activities. The 2011 outlook includes, among other factors:
•
Lower worldwide pre-tax pension expense of approximately $74 million, $46 million after-tax or $0.37 per diluted share. The estimate for 2011 pension expense is based on the 2010 actual return on U.S. plan assets of 14 percent and a 2011 U.S. discount rate of 5.67 percent. The company has reduced its expected long-term rate of return on U.S. plan assets assumptions to 8.25 percent, as of January 1, 2011, compared to its prior assumption of 8.75 percent. For 2011, the company expects total worldwide pre-tax pension expense of approximately $88 million, compared to $162 million in 2010.

•	A full-year effective tax rate of approximately 30 percent for 2011.
For 2011, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, fixed assets and working capital to support announced production rate increases associated with the Boeing 737 and Airbus A320 airplanes, and competitive cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2011 to be in a range of $300 — $350 million. Pre-tax worldwide pension plan contributions are expected to be approximately $100 million.
The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2010 segment results.
Goodrich will hold a conference call on February 3, 2011 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1277.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X, the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787, the Airbus A380 and A350 XWB aircraft programs, and major military programs, including the Northrop Grumman Joint STARS re-engining program;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;
•	successful development of products and advanced technologies;
•	the impact of bankruptcies and/or consolidations in the airline industry;
•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which changes in regulation and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;
•	competitive product and pricing pressures;
•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended December 31, 2010 Compared with Quarter Ended December 31, 2009

	Quarter Ended December 31,
			%	% of Sales
	2010	2009	Change	2010	2009
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$639	$645	(1%)
Nacelles and Interior Systems	$624	$533	17%
Electronic Systems	$543	$464	17%

Total Sales	$1,806	$1,642	10%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$63.7	$68.3	(7%)	10.0%	10.6%
Nacelles and Interior Systems	$148.9	$100.6	48%	23.9%	18.9%
Electronic Systems	$72.7	$65.0	12%	13.4%	14.0%

Segment Operating Income	$285.3	$233.9	22%	15.8%	14.2%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the fourth quarter 2010 decreased from the fourth quarter 2009 primarily due to the following:
•	Lower defense and space OE and aftermarket sales across all businesses of approximately $24 million; partially offset by
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $14 million, primarily in our wheels and brakes business;
•	Higher other aerospace and non-aerospace sales of approximately $2 million primarily in our actuation systems and engine components businesses; and
•	Higher regional, business and general aviation airplane OE sales of approximately $1 million primarily in our landing gear business.
Actuation and Landing Systems segment operating income for the fourth quarter 2010 decreased from the fourth quarter 2009 primarily as a result of the following:
•	Lower income of approximately $4 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2009; and

•
Higher operating costs, partially offset by favorable pricing, primarily in our landing gear and wheels and brakes businesses which resulted in lower income of approximately $1 million; partially offset by

•	Favorable product mix primarily in our landing gear business, partially offset by overall unfavorable sales volume which resulted in higher income of approximately $1 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the fourth quarter 2010 increased from the fourth quarter 2009 primarily due to the following:
•	Higher large commercial, regional, business, and general aviation airplane aftermarket sales of approximately $36 million, primarily in our aerostructures and interiors businesses;
•
Higher regional, business, and general aviation airplane OE sales of approximately $36 million, primarily in our aerostructures and interiors businesses, including sales associated with the acquisition of DeCrane’s cabin management assets;

•	Higher large commercial airplane OE sales of approximately $9 million, primarily in our aerostructures business; and
•	Higher defense and space OE and aftermarket sales of approximately $7 million, primarily in our aerostructures business.
Nacelles and Interior Systems segment operating income for the fourth quarter 2010 increased from the fourth quarter 2009 primarily due to the following:
•	Favorable impacts from higher sales volume and product mix of approximately $33 million, primarily in our aerostructures business; and
•
Higher income of approximately $10 million related to changes in estimates for certain long-term contracts, which were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts; and

•	Reduced operating costs across all businesses which resulted in higher income of approximately $5 million.
Electronic Systems: Electronic Systems segment sales for the fourth quarter 2010 increased from the fourth quarter 2009 primarily due to the following:
•	Higher defense and space OE and aftermarket sales of approximately $64 million across all businesses, including sales associated with the acquisition of AIS which occurred in December 2009;

•	Higher regional, business and general aviation OE sales of approximately $6 million, primarily in our sensors and integrated systems business; and
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $5 million, primarily in our sensors and integrated systems business.
Electronic Systems segment operating income for the fourth quarter 2010 increased from the fourth quarter 2009 primarily due to the following:
•	Higher sales volume partially offset by unfavorable product mix across most of our businesses, which resulted in higher income of approximately $22 million; partially offset by
•
Higher operating costs across most businesses, including operating costs associated with AIS (which was acquired in December 2009), partially offset by favorable pricing in all of our businesses, which resulted in lower income of approximately $10 million; and

•	Higher restructuring costs in our intelligence, surveillance and reconnaissance business, which resulted in lower income of approximately $5 million.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sales	$1,806.2	$1,642.3	$6,966.9	$6,685.6
Operating costs and expenses:
Cost of sales	1,259.8	1,170.9	4,843.9	4,724.1
Selling and administrative costs	305.5	280.3	1,124.7	1,032.3

	1,565.3	1,451.2	5,968.6	5,756.4

Operating Income	240.9	191.1	998.3	929.2
Interest expense	(35.5)	(30.8)	(137.5)	(121.0)
Interest income	0.4	0.1	1.2	1.1
Other income (expense) — net	(42.7)	(6.5)	(57.1)	(25.2)

Income from continuing operations before income taxes	163.1	153.9	804.9	784.1
Income tax expense	(13.9)	(45.4)	(220.5)	(207.8)

Income From Continuing Operations	149.2	108.5	584.4	576.3
Income from discontinued operations — net of income taxes	0.8	(0.5)	2.2	34.5

Consolidated Net Income	150.0	108.0	586.6	610.8
Net income attributable to noncontrolling interests	(1.7)	(3.0)	(7.9)	(13.5)

Net Income Attributable to Goodrich	$148.3	$105.0	$578.7	$597.3

Amounts Attributable to Goodrich:
Income from continuing operations	$147.5	$105.5	$576.5	$562.8
Income from discontinued operations — net of income taxes	0.8	(0.5)	2.2	34.5

Net Income Attributable to Goodrich	$148.3	$105.0	$578.7	$597.3

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share:
Continuing operations	$1.16	$0.84	$4.54	$4.47
Discontinued operations	0.01	(0.01)	0.02	0.28

Net Income Attributable to Goodrich	$1.17	$0.83	$4.56	$4.75

Diluted Earnings Per Share:
Continuing operations	$1.15	$0.83	$4.50	$4.43
Discontinued operations	0.01	(0.01)	0.01	0.27

Net Income Attributable to Goodrich	$1.16	$0.82	$4.51	$4.70

Dividends Declared Per Common Share	$0.29	$0.27	$1.10	$1.02

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sales:
Actuation and Landing Systems	$639.2	$645.1	$2,491.5	$2,524.3
Nacelles and Interior Systems	623.6	533.4	2,339.5	2,322.6
Electronic Systems	543.4	463.8	2,135.9	1,838.7

Total Sales	$1,806.2	$1,642.3	$6,966.9	$6,685.6

Operating Income:
Actuation and Landing Systems	$63.7	$68.3	$273.1	$266.9
Nacelles and Interior Systems	148.9	100.6	555.9	515.3
Electronic Systems	72.7	65.0	324.9	276.4

Total Segment Operating Income (1)	285.3	233.9	1,153.9	1,058.6

Corporate General and Administrative Costs	(40.5)	(36.0)	(140.0)	(111.2)
ERP Costs	(3.9)	(6.8)	(15.6)	(18.2)

Total Operating Income	$240.9	$191.1	$998.3	$929.2

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	10.0%	10.6%	11.0%	10.6%
Nacelles and Interior Systems	23.9%	18.9%	23.8%	22.2%
Electronic Systems	13.4%	14.0%	15.2%	15.0%

Total Segment Operating Income as a Percent of Sales	15.8%	14.2%	16.6%	15.8%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Numerator
Income from continuing operations attributable to Goodrich	$147.5	$105.5	$576.5	$562.8
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$145.5	$104.2	$568.5	$555.0

Denominator
Weighted-average shares	125.2	124.5	125.2	124.1
Effect of dilutive securities	1.2	1.4	1.2	1.1

Adjusted weighted-average shares and assumed conversion	126.4	125.9	126.4	125.2

Per share income from continuing operations
Basic	$1.16	$0.84	$4.54	$4.47

Diluted	$1.15	$0.83	$4.50	$4.43

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	December 31,	December 31,
	2010	2009
Current Assets
Cash and cash equivalents	$798.9	$811.0
Accounts and notes receivable — net	1,102.7	1,073.2
Inventories — net	2,449.4	2,290.4
Deferred income taxes	158.3	165.2
Prepaid expenses and other assets	68.1	59.6
Income taxes receivable	93.7	15.0

Total Current Assets	4,671.1	4,414.4

Property, plant and equipment — net	1,521.5	1,451.2
Goodwill	1,762.2	1,587.0
Identifiable intangible assets — net	675.8	633.2
Deferred income taxes	16.4	16.7
Other assets	624.6	638.9

Total Assets	$9,271.6	$8,741.4

Current Liabilities
Short-term debt	$4.1	$3.1
Accounts payable	514.0	547.8
Accrued expenses	1,041.8	1,037.4
Income taxes payable	2.9	0.5
Deferred income taxes	28.1	23.8
Current maturities of long-term debt and capital lease obligations	1.5	0.5

Total Current Liabilities	1,592.4	1,613.1

Long-term debt and capital lease obligations	2,352.8	2,008.1
Pension obligations	556.7	908.7
Postretirement benefits other than pensions	296.9	301.1
Long-term income taxes payable	150.7	171.1
Deferred income taxes	431.2	257.2
Other non-current liabilities	503.1	514.5
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 148,213,331 shares at December 31, 2010 and 145,241,995 shares at December 31, 2009 (excluding 14,000,000 shares held by a wholly owned subsidiary)	741.1	726.2
Additional paid-in capital	1,751.2	1,597.0
Income retained in the business	2,527.2	2,088.0
Accumulated other comprehensive income (loss)	(676.1)	(673.2)
Common stock held in treasury, at cost (23,259,865 shares at December 31, 2010 and 20,854,137 shares at December 31, 2009)	(996.5)	(817.0)

Total Shareholders’ Equity	3,346.9	2,921.0
Noncontrolling interests	40.9	46.6

Total Equity	3,387.8	2,967.6

Total Liabilities And Equity	$9,271.6	$8,741.4

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating Activities
Consolidated net income	$150.0	$108.0	$586.6	$610.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.8)	0.5	(2.2)	(34.5)
Pension and postretirement benefits:
Expenses	45.0	50.4	180.2	199.5
Contributions and benefit payments	(320.1)	(69.3)	(471.3)	(271.8)
Depreciation and amortization	75.0	64.2	280.1	249.3
Excess tax benefits related to share-based payment arrangements	(6.4)	(1.7)	(21.9)	(5.0)
Share-based compensation expense	27.2	21.6	81.4	66.7
Loss on extinguishment of debt	34.9	—	34.9	—
Deferred income taxes	158.7	127.3	156.7	139.4
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	93.1	88.9	(15.8)	44.8
Inventories, net of pre-production and excess-over-average	1.7	(14.3)	(11.2)	(42.3)
Pre-production and excess-over-average inventories	(88.6)	(55.3)	(161.9)	(180.2)
Other current assets	(9.5)	4.5	(12.9)	5.5
Accounts payable	(33.0)	(42.9)	7.7	(142.7)
Accrued expenses	19.1	56.4	28.3	2.5
Income taxes payable/receivable	(153.9)	(84.5)	(75.9)	51.2
Other assets and liabilities	16.5	(24.3)	(68.5)	(36.7)

Net Cash Provided By Operating Activities	8.9	229.5	514.3	656.5

Investing Activities
Purchases of property, plant and equipment	(122.7)	(54.0)	(222.3)	(169.0)
Proceeds from sale of property, plant and equipment	—	—	0.9	1.3
Payments made for acquisitions, net of cash acquired	—	(362.2)	(342.6)	(392.1)
Investments in and advances to equity investees	(0.5)	(0.5)	(2.0)	(2.0)

Net Cash Used In Investing Activities	(123.2)	(416.7)	(566.0)	(561.8)

Financing Activities
Increase (decrease) in short-term debt, net	(8.0)	(33.5)	0.9	(35.0)
Debt redemption premium	(37.4)	—	(37.4)	—
Net proceeds from issuance of long-term debt	(4.8)	—	593.9	597.0
Repayments of long-term debt and capital lease obligations	(257.8)	299.1	(258.3)	(120.5)
Proceeds from issuance of common stock	29.5	8.9	94.4	35.3
Purchases of treasury stock	(92.7)	(16.0)	(179.5)	(23.8)
Dividends paid	(70.5)	(31.5)	(173.1)	(125.6)
Excess tax benefits related to share-based payment arrangements	6.4	1.7	21.9	5.0
Distributions to noncontrolling interests	(1.7)	(20.0)	(13.6)	(27.8)

Net Cash Provided By (Used In) Financing Activities	(437.0)	208.7	49.2	304.6

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.1)	(0.7)	34.1
Net cash provided (used in) by investing activities	—	—	—	—
Net cash provided (used in) by financing activities	—	—	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.1)	(0.7)	34.1
Effect of exchange rate changes on cash and cash equivalents	(1.0)	—	(8.9)	7.3

Net increase (decrease) in cash and cash equivalents	(552.4)	21.4	(12.1)	440.7
Cash and cash equivalents at beginning of period	1,351.3	789.6	811.0	370.3

Cash and cash equivalents at end of period	$798.9	$811.0	$798.9	$811.0

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Preliminary Income Statement Data:

Net Interest Expense	$(35.1)	$(30.7)	$(136.3)	$(119.9)

Other Income (Expense), Net:	$(42.7)	$(6.5)	$(57.1)	$(25.2)

- Divested business retiree health care	(2.6)	(3.2)	(10.5)	(12.3)
- Debt redemption — premium	(37.4)	—	(37.4)	—
- Debt redemption — terminated interest rate swaps and costs, net	2.5	—	2.5	—
- Expenses related to previously owned businesses	(1.1)	(5.7)	(6.3)	(9.1)
- Equity in affiliated companies	(2.2)	2.8	(3.4)	(3.5)
- Other — net	(1.9)	(0.4)	(2.0)	(0.3)

Preliminary Cash Flow Data:
Dividends paid	$(70.5)	$(31.5)	$(173.1)	$(125.6)

Depreciation and Amortization	$75.0	$64.2	$280.1	$249.3

- Depreciation	49.3	45.4	190.3	179.2
- Amortization	25.7	18.8	89.8	70.1

Net Cash Provided By Operating Activities	$8.9	$229.5	$514.3	$656.5
Purchases of Property, Plant and Equipment (Capital Expenditures)	(122.7)	(54.0)	(222.3)	(169.0)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$(113.8)	$175.5	$292.0	$487.5

	December 31,	December 31,
	2010	2009

Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$1,154.2	$827.7

Short-term Debt	$4.1	$3.1
Current Maturities of Long-term Debt and Capital Lease Obligations	1.5	0.5
Long-term Debt and Capital Lease Obligations	2,352.8	2,008.1

Total Debt[2]	$2,358.4	$2,011.7
Cash and Cash Equivalents	798.9	811.0

Net Debt[2]	$1,559.5	$1,200.7

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.